[Exhibit 5.1]

                     [Letterhead of Conyers Dill & Pearman]






19 January 2001

Arch Capital Group Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda


Dear Sirs

Arch Capital Group Ltd.

We have acted as special legal counsel in Bermuda to Arch Capital Group Ltd., a Bermuda company (the "Company"), in connection with the transactions described in the Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on 19 January 2001 (the "Registration Statement").

For the purposes of giving this opinion, we have examined and relied on a copy of the Registration Statement.

We have also reviewed a copy of the memorandum of association and the bye-laws of the Company and such other documents and made such inquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

The Registration Statement contemplates the sale by the selling shareholder (as referred to in the Registration Statement) of common shares in the Company from time to time at market prices prevailing at the time of sale or at negotiated prices. Such shares are hereinafter referred to as the "Relevant Shares".

On the basis of and subject to the foregoing, it is our opinion that the Relevant Shares have been validly issued and fully paid and are not subject to further calls.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully,


/s/  Conyers Dill & Pearman

CONYERS DILL & PEARMAN